Exhibit 99.1
FOR IMMEDIATE RELEASE

MaxLinear, Inc. Announces the Departure of Its CFO and Reaffirms Financial Guidance for 1Q 2018

•	Adam Spice, CFO, to leave MaxLinear on May 23rd, 2018; he will assume similar role at privately held Rocket Lab, a space orbital launch vehicle provider based in Huntington Beach, California

•	MaxLinear reaffirms financial guidance for 1Q 2018.
Carlsbad, Calif. – April 2, 2018 – MaxLinear, Inc. (NYSE: MXL), a leading provider of radio frequency (RF), analog and mixed-signal integrated circuits for the connected home, wired and wireless infrastructure, and industrial and multimarket applications, today announced that Adam Spice, Vice President and Chief Financial Officer, has given notice that he will be leaving the Company on May 23, 2018.

“I have made the very difficult decision to leave MaxLinear to pursue another opportunity,” said Mr. Spice. “I am proud to have been a member of an outstanding management team that has been successful in creating significant shareholder value, and in positioning MaxLinear to strongly grow across increasingly lucrative and scalable end-markets in the years ahead. I am eager to embark on my next adventure, in the role of Chief Financial Officer of Rocket Lab, an orbital launch provider based in Huntington Beach, California. I wish MaxLinear much continued success.”

“Over the last seven years, starting in 2011, Adam played a key role as a part of our executive leadership team as we grew from a sub $100 million revenue company in 2011 to one that generated $421 million in revenues in 2017,” commented Dr. Kishore Seendripu, Chairman and CEO of MaxLinear. “Adam’s tireless efforts in this journey, both internally and externally, are greatly appreciated. He leaves a remarkable legacy and has built a highly competent and resilient finance, accounting, corporate development, IT & facilities team. At a personal level, I will miss working with Adam, who has been a great CFO and a close business advisor. On behalf of MaxLinear’s employees and the Board of Directors, I wish Adam great success in his new endeavor.”

“Adam will continue to support us in the transition process as we recruit a new CFO to build upon the great foundation that Adam has laid out over the last seven years,” commented Dr. Kishore Seendripu, Chairman and CEO. MaxLinear will immediately begin a nationwide search to find a replacement for Mr. Spice.

In addition, the Company is reaffirming its guidance for the first quarter 2018.

About Rocket Lab, Inc. (https://www.rocketlabusa.com)
Rocket Lab’s mission is to revolutionize the way we access space by developing and launching advanced rockets to put small payloads into orbit frequently and at a fraction of the cost of cumbersome traditional launch services. On January 21 2018, Rocket Lab reached orbit with the launch of the Electron vehicle and successfully deployed the company’s first commercial payloads. It marked a significant milestone in eliminating commercial barriers and ushering in a new era of unprecedented access to space. Founded in 2006 by Peter Beck, Rocket Lab is headquartered in Los Angeles with operations and a launch site in New Zealand. It is a privately funded company with investors including Khosla Ventures, Bessemer Venture Partners, DCVC (Data Collective), Lockheed Martin, Promus Ventures and K1W1.

About MaxLinear, Inc.
MaxLinear, Inc. (NYSE:MXL), a leading provider of radio frequency (RF), analog and mixed-signal integrated circuits for the connected home, wired and wireless infrastructure, and industrial and multimarket applications. MaxLinear is headquartered in Carlsbad, California. For more information, please visit www.maxlinear.com.

MxL and the MaxLinear logo are trademarks of MaxLinear, Inc. Other trademarks appearing herein are the property of their respective owners.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including statements concerning our future financial prospects (including confirmation of previously disclosed guidance for first quarter 2018 revenue, gross margins, operating expenses, interest expenses, and tax rates); opportunities in our target markets; and management effectiveness and the pending recruitment and hiring of a new Chief Financial Officer. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. In particular, our future operating results are substantially dependent on our assumptions about market trends and conditions and our expectations with respect to recently completed acquisitions. At this time, we have not prepared or completed our financial statements for the quarter ended March 31, 2018, and preliminary estimates are subject to completion of those financial statements and review by our independent registered public accounting firm. In addition to these risks and uncertainties, investors should review the risks and uncertainties contained in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2017. All forward-looking statements are based on the estimates, projections and assumptions of management as of April 2, 2018, and MaxLinear is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

MaxLinear, Inc. Press Contact:
David Rodewald
The David James Agency LLC
Tel: +1 805-494-9508
david@davidjamesagency.com

MaxLinear, Inc. Corporate Contact:
Gideon Massey
Investor Relations Manager
Tel: +1 949-333-0056
gmassey@maxlinear.com